EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Finance Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-226252) on Form S-3ASR, registration statement (No. 333-210532) on Form S-3DPOS, and registration statement (No. 333-227189) on Form S-8 of American Finance Trust, Inc. of our report dated March 7, 2019, with respect to the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows of American Finance Trust, Inc. and subsidiaries for the year ended December 31, 2018, and the related notes and financial statement schedule titled Schedule III – Real Estate and Accumulated Depreciation – Part II, for the year ended December 31, 2018 (collectively, the “consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of American Finance Trust, Inc.

/s/ KPMG LLP
New York, New York
February 25, 2021